Exhibit 99.B(p)(58)

Towle & Co.

Code of Ethics

April 5, 2018

Table of Contents

Statement of General Policy	3

Definitions	4

Standards of Business Conduct	5

Prohibition Against Insider Trading	6

Anti-Corruption Practices	8

Personal Securities Transactions	8

Records	12

Annual Reporting to the Chief Compliance Officer of the Fund	12

Certifications	12

Gifts and Entertainment	13

Political Contributions	13

Outside Business Activities	15

Exhibits:
Political Contribution Pre-approval Form	A
Pre-Clearance Form	B
Request for New Outside Business Activity Form	C
Initial and Annual Attestation Form	D

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Towle & Co. (“Towle” or the “Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”). The provisions of Rule 17j-1 apply because Towle serves as investment adviser to the Towle Deep Value Fund (the “Fund”) and any other mutual fund for which Towle may serve as investment adviser.

This Code establishes rules of conduct for all employees of Towle and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Towle and its employees owe a fiduciary duty to Towle’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

With regard to Towle’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties. This Code of Ethic’s must be approved by the Fund’s Board of Directors initially and upon amendment within 6 months after the adoption of any material change.

Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of Towle, in connection with the purchase or sale by such person of a “security held or to be acquired” by the Fund:

1. To employ any device, scheme or artifice to defraud the Fund;

2. To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

4. To engage in any manipulative practice with respect to the Fund;

Under Rule 17j-1, a security held or to be acquired by the Fund means any Covered Security (defined below) which, within the most recent 15 days, is or has been held by the Fund or is being or has been considered by the Fund or Towle for purchase by the Fund and any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

The Code is designed to ensure that the high ethical standards long maintained by Towle continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Towle and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Towle has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Towle and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•                  The duty to have a reasonable, independent basis for the investment service provided;

•                  The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•                  The duty to ensure that investment service is suitable to meeting the client’s individual objectives, needs and circumstances; and

•                  A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Towle expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Towle. Compliance with the provisions of the Code shall be considered a basic condition of employment with Towle. Towle’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, or his designees, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, disgorgement of profits or dismissal of the person involved.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Towle in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer, or his designees. Matthew S. Hardin is Chief Compliance Officer of Towle. Mr. Hardin is the owner of Hardin Compliance Consulting LLC, a regulatory compliance consulting firm. The Chief Compliance Officer, or his designees, may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Definitions

For the purposes of this Code, the following definitions shall apply:

•                       “Access Person” means any of Towle’s Supervised Persons who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

•                       “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, and controls or exercises investment discretion.

•                       “Affiliated Private Fund” is defined as any limited partnership for which Towle serves as investment adviser.

•                       “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend reinvestment plan.

•                       “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•                       “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

•                  “Front Running” means engaging in a personal securities transaction in advance of a transaction in the same security for a client’s account in order to take advantage of changes in the market price of a security that will be caused by that client’s trade.

•                  “Fund” means an investment company registered under the Investment Company Act.

•                  “Initial Public Offering” (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

•                  “Limited Offering” means an offering of securities that is exempt from registration under the Securities Act of 1933.

•                  “Private Fund” means an issuer that would be an investment company as defined in section 3 of the Investment Company Act but for Section 3(c)(1) or 3(c)(7) of that Act.

•                  “Reportable Fund” means any registered investment company (i.e., mutual fund) for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined by the Investment Company Act, or any mutual fund whose investment adviser controls or is under common control with the adviser.

•                  “Reportable Security”/”Covered Security” means any security as defined in Section 202(a)(18) of the Advisers Act/Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end registered mutual funds, unless Towle acts as the investment adviser or principal underwriter for the fund or the investment adviser or principal underwriter for the fund controls Towle, is controlled by Towle, or is under common control with Towle; and (v) shares issued by unit investment trusts if the unit investment trust is invested exclusively in mutual funds, unless Towle acts as the investment adviser or principal underwriter for the unit investment trust or the investment adviser or principal underwriter for the unit investment trust controls Towle, is controlled by Towle, or is under common control with Towle.

•                  “Supervised Person” means any directors, officers and partners of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control.

•                  “Tipping” means communication of material nonpublic information to others.

Standards of Business Conduct

Towle places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act, Investment Company Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Towle’s Access Persons as defined herein. These procedures cover transactions in a Reportable Security in which an Access Person has a beneficial interest in or accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Towle or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act, the Investment Company Act and rules thereunder.

Prohibition against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Access Persons and Towle to stringent penalties. The rules contained in this Code apply to securities trading and information handling by Access Persons of Towle and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer, or his designees, immediately if you have any reason to believe you or anyone in the Firm possesses material nonpublic information, or that a violation of this Code has occurred or is about to occur.

General Policy

No Access Person may trade, either personally or for clients, including Funds managed by Towle (“Client Accounts”), while in the possession of material, nonpublic information, nor may any personnel of Towle communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer, or his designees.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Towle’s client securities holdings and transactions.

2. What is Public Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or Client Accounts, you must determine whether you have access to material, nonpublic information. The following questions should be considered:

•                       Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclose?

•                       Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, you think that you might have access to material, nonpublic information, you should take the following steps:

•                       Report the information and proposed trade immediately to the Chief Compliance Officer, or his designees.

•                       Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

•                       Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer, or his designees.

•                       After the Chief Compliance Officer, or his designees, has reviewed the issue, the Chief Compliance Officer will instruct the person as to whether to continue the prohibitions against trading and communication.

You should consult with the Chief Compliance Officer, or his designees, before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4. Contacts with Public Companies

Contacts with public companies represent an important part of our research efforts. The Firm will make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person of Towle or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results, or an investor relations representative makes selective disclosure of adverse news. In such situations, the Chief Compliance Officer must make a judgment as to the Firm’s further conduct by considering the above questions regarding identifying insider information. To protect yourself, our clients, and the Firm, you should contact the Chief Compliance Officer, or his designees, immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “Tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Access Persons of Towle and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer. To protect yourself, our clients, and the Firm, you should contact the Chief Compliance Officer, or his designees, immediately if you believe that you may have received nonpublic information relating to a tender offer.

6. Restricted Lists

Although Towle does not typically receive confidential information from public companies, it may. If it receives such information Towle will take appropriate action to place certain securities on the Restricted List, defined below. No Access Person shall purchase or sell for any Account, directly or indirectly, any security that is on the Restricted List due to the possession of MNPI concerning issuers.

Anti-Corruption Practices

General Policy

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while the Chief Compliance Officer has supervisory responsibility and authority, the Chief Compliance Officer cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to promptly report their concerns about potentially illegal conduct as well as violations of our company’s policies to the Chief Compliance Officer.

The Firm’s anti-corruption practices include the following:

•                  Employees are prohibited from making any facilitation payments.

•                  Our policies ensure that no employee will suffer any adverse consequences for refusing to pay bribes—even if that may result in the loss of business.

•                  Employees should contact the Chief Compliance Officer directly with any questions concerning the Firm’s practices.

•                  Employees are required to promptly report to the Chief Compliance Officer or other officer of the firm any incident or perceived incident of bribery; consistent with our Firm’s Whistleblower reporting procedures; such reports will be investigated and handled promptly and discretely.

Violations of the Firm’s anti-corruption policies may result in disciplinary actions up to and including termination of employment.

Personal Securities Transactions

General Policy

Towle has adopted the following principles governing personal investment activities by Towle’s Access Persons:

•                  The interests of client accounts will at all times be placed first;

•                  Clients are best served when the Firm’s principals and employees are invested side-by-side with the clients;

•                  All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•                  Access Persons must not take inappropriate advantage of their positions.

Access Persons are prohibited from purchasing or selling for any personal account a security held by a Towle client account. Access Persons with accounts managed by Towle with full discretion are not subject to the personal trading requirements. These accounts are considered client accounts and are managed consistently with those of other clients pursuant to the Towle Deep Value strategy and are therefore subject to the same aggregation and pro-rata allocation as all other clients.

Access Person Pre-Clearance

Access Persons are prohibited from purchasing any Reportable Securities or Reportable Funds unless pre-clearance for each such transaction is granted by the Chief Compliance Officer or his designee. Any employee wishing to transact in a security that requires pre-approval must complete the Pre-Clearance Form (Exhibit B) and email the Form to Hardin Compliance Consulting. Each request will be reviewed Hardin Compliance Consulting on a case by case basis. If approved, the approval is good for the day it is given and the following business day. If your trade is not completed within that time, you must submit a new request. Pre-clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.

Reminder: Towle sponsors and/or manages one or more private funds. An Access Person is required to obtain written pre-clearance from the Chief Compliance Officer, or his designee, via the Pre-Clearance Form (Exhibit B) and complete the requisite subscription documents prior to any initial investment in an Affiliated Private Fund. Acceptance and approval of the Access Person’s subscription documents shall constitute the Firm’s documentation of an Access Person’s investment in the Firm’s Affiliated Private Funds.

No Access Person shall purchase or sell, directly or indirectly, units of the Towle Deep Value Fund without the prior written approval of the Chief Compliance Officer, or his designee, who has been provided full details of the proposed transaction.

Transactions not required to be pre-cleared or reported

You do not need to pre-clear or report transactions in securities that are not Reportable Securities.

Limit Orders

Should an Access Person place a limit order for a personal trade, that limit order must have a duration of end-of-day and NOT good-til-cancelled, so that limit orders are not carried overnight.

Restricted List

The Restricted List is comprised of securities being actively reviewed/contemplated for investment by Towle, securities held by any of Towle’s Client Accounts, as well as securities with respect to which Towle holds material nonpublic insider information concerning the issuer. All Access Persons are restricted from transacting for personal Accounts in any security placed on the Restricted List for any reason. Clients of Towle, including managed accounts of Access Persons, are only restricted from transacting in a security that was placed on the Restricted List as a result of the Firm possessing MNPI concerning the issuer.

The Chief Compliance Officer is responsible for updating the Restricted List following the acquisition of any security not previously held by any Client Account or the removal of a security from all Client

Accounts. The portfolio team members are responsible for informing the Chief Compliance Officer, or his designee, of updates to the Restricted List with respect to securities that are being actively reviewed/contemplated for investment by Towle. All Access Persons must notify the Chief Compliance Officer, or his designees, immediately if they have any reason to believe they or anyone in the Firm possesses material nonpublic information.

If the Access Person already holds a security held by a client, prior to February 28, 2018 or prior to being added to the Restricted List, they will not be required to sell it, but will not be permitted to sell such security without pre-approval.

Disgorgement of Profits

If, within any ten business day period, an Access Person transacts in a security for an Account in a more advantageous manner than a transaction by Towle for a Client Account, the Access Person will be required to sell the security, and disgorge any profits realized by the Account with respect to such trade to a charity of Towle’s choice.

Reporting Requirements

All Code of Ethics reporting is submitted via Hardin Compliance Consulting’s web-based compliance portal, BasisCode.

1. Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

•                  The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Access Person had any direct or indirect beneficial interest ownership when the person became an Access Person;

•                  The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

•                  The date the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

2. Annual Holdings Report

Every Access Person shall, by January 31, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

•                  The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•                  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•                  The price of the Reportable Security at which the transaction was effected;

•                  The name of the broker, dealer or bank with or through whom the transaction was effected; and

•                  The date the report is submitted.

If possible, the Access Person should arrange for the Chief Compliance Officer or his designee to receive duplicate copies of brokerage statements for all covered accounts. Such duplicates must be received no later than 30 days after the end of each calendar quarter and must reflect all transactions in Reportable Securities during the quarter.

4. Exempt Transactions

An Access Person need not submit a report with respect to:

•                  Transactions effected for, and Reportable Securities held in, any account over which the person has no direct or indirect influence or control. However, the Access Person must complete a Managed Account Disclosure Form initially upon employment and annually thereafter.

•                  Transactions effected pursuant to an automatic investment plan (e.g., a dividend retirement plan).

5. Opening / Closing of Accounts

All Access Persons are required to notify the Chief Compliance Officer prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

•                       Account name

•                       Name of broker, dealer or bank

•                       Date established (or) date closed

•                       Date reported to Compliance

6. Education

As appropriate, the Firms will provide Access Persons with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

7. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer, or his designee, shall identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations. The Chief Compliance Officer, or his designees, will review all reports required under the Code for compliance with Towle’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer, or his designees, may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Towle. The Chief Compliance Officer or other designee shall perform a detailed post-trade review of all transactions by all Access Persons in order to ascertain any pattern of conduct which conflicts or has the potential to conflict with the principles and objectives of this Code, including a pattern of front-running. If the Chief Compliance Officer identifies a pattern of conduct which conflicts with placing the interests of client accounts first, the personal securities transaction will be subject to reversal and all profits will be donated to St. Louis Community Foundation.

Any transactions for any accounts of the Chief Compliance Officer will be reviewed by another member of the compliance team.

It should be emphasized that all required filings and reports under the Firm’s Code of Ethics shall be monitored by the Chief Compliance Officer or such other individual(s) designated by the Chief Compliance Officer. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing the Firm to apply any appropriate sanctions depending upon the circumstances, up to and including dismissal.

Records

The Chief Compliance Officer, or designee, shall maintain and cause to be maintained in a readily accessible place the following records:

•                  a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, which is or has been in effect during the past five years;

•                  a record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•                  a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of the Firm;

•                  a copy of each report made pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, including any brokerage confirmations and account statements made in lieu of these reports for a period of at least five years after the end of the fiscal year in which the report is made or the brokerage confirmations and account statements are provided;

•                  a list of all persons who are, or within the preceding five years have been, Access Persons, or who are or were responsible for reviewing the reports required by this Code; and

•                  a record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Annual Reporting to the Chief Compliance Officer of the Fund

The Firm shall prepare an annual written report relating to this Code to the Fund’s Chief Compliance Officer. Such annual report shall:

1.    summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

2.    describe any issues arising under this Code or procedures since the last report to the Funds’ Chief Compliance Officer including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations;

3.    identify any recommended changes in the existing restrictions or procedures based upon the experience of the Firm under this Code, evolving industry practices or developments in applicable laws or regulations; and

4.    certify that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Certifications

All certifications are submitted via Hardin Compliance Consulting’s web-based compliance portal, BasisCode.

Initial Certification

All Access Persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer, or his designees, that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) participated in initial training of the Code; (iv) agreed to abide by the Code; and (v) reported all accounts as required by the Code.

Acknowledgement of Amendments

All Access Persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer, or his designees, in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All Access Persons must annually certify in writing to the Chief Compliance Officer, or his designees, that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Towle has adopted the policies set forth below to guide Access Persons in this area.

General Policy

Towle’s policy with respect to gifts and entertainment is as follows:

•                  Access Persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient may make in business transactions involving Towle, or that others might reasonably believe would influence those decisions;

•                  Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible; Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•                  Gifts and gratuities with value in excess of $1,000 per year or $100 per gift will be reported to the Chief Compliance Officer, or his designees, and such notice will be entered into the Towle Gift Log.

•                  This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Towle.

•                  This gift reporting requirement is for the purpose of helping Towle monitor the activities of its employees. However, the reporting of a gift does not relieve any Access Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer, or his designees.

Political Contributions

The SEC adopted the ‘Pay-to-Play Rule’ which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or its employees can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following terms apply to Towle’s Political Contributions policy:

“Contribution” is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its covered associates.

The rule contains three major prohibitions: (1) if the adviser or an employee makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period); (2) an adviser and its employees are prohibited from engaging in a broad range of fundraising activities for government officials or political parties in the localities where the adviser is providing or seeking business from a government client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a Government Client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its employees from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s covered employee that is a natural person to contribute: (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution; and (ii) up to $150 to an official per election (with primary and general elections counting separately) if the employee was not entitled to vote for the official at the time of the contribution.

General Policy

It is Towle’s policy to permit the Firm and its employees to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Towle recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our Firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its employees, Towle’s practice is to require prior approval of any political contributions to government officials. The Chief Compliance Officer, or his designee, will obtain appropriate information from new employees regarding any political contributions made within the preceding two years (from the date s/he becomes an employee) if such person will be soliciting municipal business. And on at least an annual basis, the Chief Compliance Officer, or his designee, will require Covered Associates to confirm that such person(s) have reported any and all political contributions.

No employee shall make a political contribution without prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed contribution. Such information will be reported to the Chief Compliance Officer utilizing Towle’s Political Contribution Pre-Approval Form (Exhibit A); approval or denial of such request will also be documented on this Form.

Note that while the Pay-to-Play Rule permits de minimis contributions to be made without triggering a timeout period, Towle requires Covered Associates to obtain pre-clearance of such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its Covered Associates.

Outside Business Activities

No access person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer, or his designees, or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Towle’s clients. Where board service or an officer position is approved, Towle shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

Any new outside business activities must be submitted to the Chief Compliance Officer, or his designee, for approval using the Request for New Outside Business Activity Form (Exhibit C). Annually thereafter, Access Persons must complete a Conflicts of Interest Questionnaire to confirm their continuing involvement with any previously disclosed Outside Activities.

Further Information

Access Persons should contact the Chief Compliance Officer, or his designees, regarding any inquiries pertaining to the Code or the policies established herein.

Exhibit A

TOWLE & CO.

COVERED ASSOCIATE

POLITICAL CONTRIBUTION PRE-APPROVAL FORM

Requested by:

Covered Associate:

Title:

Is the proposed contribution to be made directly by the Covered Associate?

	YES ☐	NO ☐

If No, who intends to make the proposed contribution (e.g., spouse, business affiliate, etc.)

Proposed Contribution Info:

Date:

Recipient:

Title (including any City/ County/State or other Political subdivision)

Amount:

Have you made previous contributions to the proposed recipient?

	YES ☐	NO ☐

If so, please indicate the date and amount of such contribution(s):

If this is a campaign contribution, please complete the following:

	Elected Official ☐	Candidate	☐

Are you entitled to vote for the candidate?

YES ☐	NO ☐

Please provide the following information to the best of your knowledge:

1. Is the proposed recipient an official of a government entity to which our Firm (or an affiliate of our Firm) is currently providing advisory services?

YES ☐	NO ☐	Unknown ☐

2. Is the proposed recipient an official of a government entity to which our Firm (or an affiliate of our Firm) is currently seeking to provide advisory services?

YES ☐	NO ☐	Unknown ☐

3. Is the proposed recipient a political party of a state or locality to which our Firm (or an affiliate of our Firm) is currently providing advisory services?

YES ☐	NO ☐	Unknown ☐

4. Is the proposed recipient a political party of a state or locality to which our firm (or an affiliate of our Firm) is currently seeking to provide advisory services?

YES ☐	NO ☐	Unknown ☐

The above information is true and correct to the best of my knowledge. The above answers will be reviewed by the Christ Compliance Officer (or designated person).

Signature

Name

Date

Your Political Contribution request has been:	Approved ☐	Denied ☐

Signature

Name

Date

Notes:

Exhibit B

TOWLE & CO.
PRECLEARANCE FORM
ACCESS PERSON/RELATED SECURITIES TRANSACTIONS

ACCOUNT INFORMATION:

Access Person:

Access Person’s Account:
(Account Name & Number)
or

Related Account:
(Account Name & Number)

Brokerage Firm or Bank:

TRANSACTION INFORMATION:

Date:

Security:

Ticker and/or CUSIP:

Number of Shares/Par Value:

Approximate Price:

Type of Transaction:	BUY ☐	SELL ☐

Other Information:

Type of Order:	☐ MARKET	☐ LIMIT

Is this transaction an IPO:	☐ YES	☐ NO

Is this transaction a Limited Offering:	☐ YES	☐ NO

Signature

Name

Date

Your pre-clearance request has been:	Approved	Denied

Signature

Name

Date

Exhibit C

TOWLE & CO.

Request for New Outside Business Activity

I am aware of the requirements under FINRA Rule 3270 that prior to engaging in any outside business activity (not already disclosed and approved) for which I am being compensated in any manner other than a passive investment I must submit permission request in writing and not engage in such activity until I have received written approval.

I am requesting at this time that I be given permission to engage in the following outside business activity:

Nature of Business
	and Description of		#
Firm Name & Position	Responsibilities	Compensation	Hours/Week

Signature

Name

Date

PRINCIPAL REVIEW

Signature

Name, Title & CRD #

Date

☐ Approved
☐ Denied

Exhibit D

Towle & Co.

Code of Ethics

I have read and reviewed the entire contents of Towle & Co.’s Code of Ethics and have obtained an interpretation of any provision about which I had a question. I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the Code.

I will report violations of the Code, laws or other Towle & Co. policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with Towle & Co. in any investigation of violations. I understand that my failure to comply with the Code or other policies or procedures may result in disciplinary action, up to and including termination.

Signature:

Date: